For additional information, contact:
	Joseph Stegmayer Chairman and CEO joes@cavco.com	Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2014 SECOND QUARTER RESULTS

PHOENIX, October 31, 2013 – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second quarter and first six months ended September 28, 2013 of fiscal year 2014.
Net revenue for the second quarter of fiscal 2014 totaled $129.8 million, up 17.9% from $110.1 million for the second quarter of fiscal year 2013. Net income for the fiscal 2014 second quarter was $4.7 million compared to $2.7 million reported in the same quarter one year ago.
Net income attributable to Cavco stockholders for the fiscal 2014 second quarter was $4.3 million, compared to net income of $1.3 million reported in the same quarter of the prior year. Net income per share based on basic and diluted weighted average shares outstanding for the quarter ended September 28, 2013 was $0.51 and $0.50, respectively, versus $0.18 for the quarter ended September 30, 2012. The effective income tax rate for the second fiscal quarter was approximately 30% compared to approximately 39% during the same quarter last year.  The lower income tax rate this quarter resulted primarily from recording the expected net deferred income tax benefits from the noncontrolling interest buyout transaction completed during the second quarter, as further described below, and certain income tax credits.
For the first six months of fiscal 2014, net sales totaled $263.8 million, up 15.3% from $228.9 million for the comparable prior year period. Net income attributable to Cavco stockholders for the first half of fiscal 2014 was $6.1 million, compared to $2.1 million last year. For the six months ended September 28, 2013, net income per share based on basic and diluted weighted average shares outstanding was $0.80 and $0.79, respectively, versus basic and diluted net income per share of $0.30 for the prior year period.
During the second fiscal 2014 quarter and as previously disclosed, Cavco completed the purchase of all noncontrolling interests in Fleetwood Homes, Inc., a jointly-owned corporation formed in 2009 by Cavco and Third Avenue Value Fund. Fleetwood Homes, Inc., a Cavco subsidiary, owns Fleetwood Homes, Palm Harbor Homes, CountryPlace Mortgage and Standard Casualty Company. As consideration for the 50% interest that it did not already own, Cavco paid $91.4 million in its common stock. The resulting issuance of 1,867,370 shares increased the total number of common shares outstanding to 8,837,324. Historically, 50% of the financial results of these businesses have been recorded as attributable to Cavco's common stockholders in the consolidated financial statements. As of July 22, 2013, Cavco owns 100% of these businesses and is therefore entitled to all of the associated earnings from that date forward.
Commenting on the quarterly financial statements, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “The improved earnings per share results were positively influenced by Cavco’s buyout of all noncontrolling interests, which occurred early in the quarter. In addition, our stockholders’ equity balance increased 58% from the March 30, 2013 balance to approximately $279 million, primarily resulting from the transaction. We expect the Company’s improved financial statement condition will support further growth in all facets of our business: home building, retail sales of homes, mortgage lending, and insurance services.”

“Revenue growth from higher home sales volume continued during Cavco’s second fiscal quarter. The overall response from manufactured home retailers, developers, and homeowners to our blend of product offerings has been positive. We are now entering the seasonally slower winter months and the health of the general economy remains fragile; still, we believe that we are in position to generate improved results compared to last year's third quarter,” Mr. Stegmayer concluded.
Cavco’s management will hold a conference call to review these results tomorrow, November 1, 2013, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading producer of park model homes, vacation cabins, and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Its mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; increased costs of healthcare benefits to employees; our ability to successfully integrate Fleetwood Homes, Palm Harbor, CountryPlace, Standard Casualty and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, CountryPlace, Standard Casualty and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance; our participation in certain wholesale and retail financing programs for the purchase of our products by industry retailers and consumers may expose us to additional risk of credit loss; governmental and regulatory disruption; information technology failures and data security breaches; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2013 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 28, 2013	March 30, 2013
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$61,671	$47,823
Restricted cash, current	8,091	6,773
Accounts receivable, net	21,720	18,710
Short-term investments	5,702	6,929
Current portion of consumer loans receivable, net	20,376	20,188
Current portion of inventory finance notes receivable, net	4,123	3,983
Inventories	69,278	68,805
Assets held for sale	3,889	4,180
Prepaid expenses and other current assets	9,047	10,267
Deferred income taxes, current	12,009	6,724
Total current assets	215,906	194,382
Restricted cash	1,179	1,179
Investments	13,107	10,769
Consumer loans receivable, net	83,950	90,802
Inventory finance notes receivable, net	19,990	18,967
Property, plant and equipment, net	45,752	46,223
Goodwill and other intangibles, net	78,745	79,435
Deferred income taxes	—	2,742
Total assets	$458,629	$444,499
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,694	$14,118
Accrued liabilities	68,004	62,718
Current portion of securitized financings	9,962	10,169
Total current liabilities	95,660	87,005
Securitized financings	65,541	72,118
Deferred income taxes	18,140	16,492
Redeemable noncontrolling interest	—	91,994
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 8,837,324 and 6,967,954 shares, respectively	88	70
Additional paid-in capital	231,307	135,053
Retained earnings	47,726	41,590
Accumulated other comprehensive income	167	177
Total stockholders’ equity	279,288	176,890
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$458,629	$444,499

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2013	September 30, 2012	September 28, 2013	September 30, 2012
Net revenue	$129,826	$110,084	$263,813	$228,865
Cost of sales	99,942	84,377	204,531	179,103
Gross profit	29,884	25,707	59,282	49,762
Selling, general and administrative expenses	22,082	20,118	44,562	40,093
Income from operations	7,802	5,589	14,720	9,669
Interest expense	(1,198)	(1,570)	(2,452)	(3,253)
Other income	125	388	500	783
Income before income taxes	6,729	4,407	12,768	7,199
Income tax expense	(1,986)	(1,726)	(4,164)	(2,900)
Net income	4,743	2,681	8,604	4,299
Less: net income attributable to redeemable noncontrolling interest	433	1,427	2,468	2,185
Net income attributable to Cavco common stockholders	$4,310	$1,254	$6,136	$2,114

Comprehensive income:
Net income	$4,743	$2,681	$8,604	$4,299
Unrealized (loss) gain on available-for-sale securities, net of tax	(44)	88	(186)	62
Comprehensive income	4,699	2,769	8,418	4,361
Comprehensive income attributable to redeemable noncontrolling interest	428	1,471	2,392	2,216
Comprehensive income attributable to Cavco common stockholders	$4,271	$1,298	$6,026	$2,145

Net income per share attributable to Cavco common stockholders:
Basic	$0.51	$0.18	$0.80	$0.30
Diluted	$0.50	$0.18	$0.79	$0.30
Weighted average shares outstanding:
Basic	8,422,353	6,967,954	7,689,538	6,945,815
Diluted	8,547,026	7,041,755	7,787,866	7,006,322

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 28, 2013	September 30, 2012	September 28, 2013	September 30, 2012
Net revenue:
Factory-built housing	$117,803	$98,903	$240,055	$207,350
Financial services	12,023	11,181	23,758	21,515
Total net revenue	$129,826	$110,084	$263,813	$228,865

Capital expenditures	$446	$165	$832	$386
Depreciation	$672	$622	$1,288	$1,267
Amortization of other intangibles	$345	$345	$690	$791

Factory-built homes sold:
by Company owned stores	555	503	1,108	978
to independent dealers, builders & developers	1,925	1,415	3,730	3,179
Total factory-built homes sold	2,480	1,918	4,838	4,157

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